EXHIBIT 23.2


                          Independent Auditors' Consent

The Board of Directors and Shareholders
MCI WORLDCOM, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of MCI WORLDCOM, Inc. of our report dated February 18, 1998, relating to the consolidated balance sheet of Brooks Fiber Properties, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in MCI WORLDCOM, Inc.'s Form 10-K for the year ended December 31, 1998 and to the reference to our firm in this registration statement under the heading "Accounting Experts."


                                              /S/ KPMG LLP

St. Louis, Missouri
August 17, 1999

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